As filed with the Securities and Exchange Commission on May 10, 2006
Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

PACKETEER, INC.
(Exact name of registrant as specified in its charter)

Delaware	77-0420107
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
10201 N. De Anza Boulevard
Cupertino, California 95014
(Address of principal executive offices) (Zip Code)

1999 STOCK INCENTIVE PLAN
1999 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the Plans)

Mr. Dave G. Côté
Chief Executive Officer
Packeteer, Inc.
10201 N. De Anza Boulevard
Cupertino, California 95014
(Name and address of agent for service)
(408) 873-4400
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum
Securities	Amount	Offering	Aggregate	Amount of
to be	to be	Price	Offering	Registration
Registered	Registered(1)	per Share(2)	Price(2)	Fee
1999 Stock Incentive Plan Common Stock, $0.001 par value	1,709,848 shares	13.845	$23,672,845.56	$2,532.99
1999 Employee Stock Purchase Plan Common Stock, $0.001 par value	683,939 shares	13.845	$9,469,135.46	$1,013.20
Aggregate Registration Fee				$3,546.19

(1)	This Registration Statement shall also cover any additional shares of the Registrant’s Common Stock which become issuable under the Packeteer, Inc. 1999 Stock Incentive Plan, as amended (the “1999 Plan”), and the Packeteer, Inc. 1999 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended. As to the shares under the 1999 Plan, the price is based upon the average of the high and low selling prices per share of the Registrant’s Common Stock on May 8, 2006, as reported by the Nasdaq National Market.
Pursuant to General Instruction E to Form S-8, this Registration Statement on Form S-8 registers the offer and sale of an additional 1,709,848 shares of the Registrant’s Common Stock for issuance under the 1999 Plan and 683,939 shares of the Registrant’s Common Stock for issuance under the ESPP. The contents of the prior Registration Statement relating to the 1999 Plan and the ESPP, Filing No. 333-86717, to the extent they are not updated herein, are incorporated herein by reference.

PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference
     Packeteer, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission:
(a)	The Registrant’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission on March 16, 2006;

(b)	The Registrant’s Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission on May 5, 2006 for the period ending March 31, 2006;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 26, 2006 and an amendment to the January 27, 2005 filed 8-K filed with the Securities and Exchange Commission on March 16, 2006, April 20, 2006, and May 9, 2006; and

(d)	The Registrant’s Registration Statement on Form 8-A12G filed with the Securities and Exchange Commission on June 21, 1999, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), in which are described the terms, rights and provisions applicable to the Registrant’s Common Stock.
     All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     The class of securities to be offered is registered under Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel
     Legal Opinion. The validity of the shares of Common Stock to be offered hereunder has been passed upon for the Company by DLA Piper Rudnick Gray Cary US LLP (“DLA”).
Item 6. Indemnification of Directors and Officers
     Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Company has adopted provisions in its Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care.

     Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers, directors, employees and agents of a corporation. The Bylaws of the Company provide for indemnification of its directors, officers, employees and agents to the full extent permitted under Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. The Company’s Bylaws also empower it to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Company has entered into agreements with its directors and certain of its executive officers that require the Company to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Company or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.
     Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
Item 7. Exemption From Registration Claimed
     Inapplicable.
Item 8. Exhibits

Exhibit Number	Exhibit

4	Instruments Defining the Rights of Stockholders. Reference is made to the Registrant’s Registration Statement No. 000-26785 on Form 8-A12G, together with any exhibits thereto, which are incorporated herein by reference pursuant to Item 3(d) to this Registration Statement.
5	Opinion and consent of DLA Piper Rudnick Gray Cary US LLP.
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2	Consent of DLA Piper Rudnick Gray Cary US LLP is contained in Exhibit 5.
24	Power of Attorney. (Included in signature pages to this Registration Statement.)
99.1	1999 Stock Incentive Plan, as amended and restated.*
99.2	1999 Employee Stock Purchase Plan, as amended and restated.**

*	Incorporated by reference from the Corporation’s Schedule 14A filed with the Securities and Exchange Commission on April 13, 2005.

**	Incorporated by reference from the Corporation’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 29, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California on this 9th day of May, 2006.

Packeteer, Inc.
By:	/s/ Dave G. Côté
Dave G. Côté
Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS:
     That the undersigned officers and directors of Packeteer, Inc., a Delaware corporation, do hereby constitute and appoint Dave G. Côté and David C. Yntema, and each of them, the lawful attorneys-in-fact and agents with full power of substitution and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, or their or his substitutes, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dave G. Côté Dave G. Côté	Chief Executive Officer and Director (Principal Executive Officer)	May 9, 2006

/s/ David C. Yntema David C. Yntema	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	May 9, 2006

/s/ Steven J. Campbell Steven J. Campbell	Chairman of the Board of Directors	May 9, 2006

/s/ Craig W. Elliott Craig W. Elliott	Director	May 9, 2006

Signature	Title	Date

/s/ Joseph A. Graziano Joseph A. Graziano	Director	May 9, 2006

/s/ L. William Krause L. William Krause	Director	May 9, 2006

/s/ Bernard F. Mathaisel Bernard F. Mathaisel	Director	May 9, 2006

/s/ Peter Van Camp Peter Van Camp	Director	May 9, 2006

EXHIBIT INDEX

Exhibit Number	Exhibit

4	Instruments Defining the Rights of Stockholders. Reference is made to the Registrant’s Registration Statement No. 000-26785 on Form 8-A12G, together with any exhibits thereto, which are incorporated herein by reference pursuant to Item 3(d) to this Registration Statement.
5	Opinion and consent of DLA Piper Rudnick Gray Cary US LLP.
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2	Consent of DLA Piper Rudnick Gray Cary US LLP is contained in Exhibit 5.
24	Power of Attorney. (Included in signature pages to this Registration Statement.)
99.1	1999 Stock Incentive Plan, as amended and restated.*
99.2	1999 Employee Stock Purchase Plan, as amended and restated.**

*	Incorporated by reference from the Corporation’s Schedule 14A filed with the Securities and Exchange Commission on April 13, 2005.

**	Incorporated by reference from the Corporation’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 29, 2005.